As filed with the Securities and Exchange Commission on January 22, 2008

No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOAMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3693371 (I.R.S. Employer Identification No.)
433 Hackensack Avenue, Hackensack, New Jersey (Address of Principal Executive Offices)	07601 (Zip Code)

GOAMERICA, INC. STOCK OPTIONS ASSUMED UPON CONSUMMATION
OF THE ACQUISITION OF HANDS ON VIDEO RELAY SERVICES, INC.

GOAMERICA, INC. 2005 EQUITY COMPENSATION PLAN
(Full title of the plans)

Daniel R. Luis
President and Chief Executive Officer
GoAmerica, Inc.
433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 996-1717
(Name, address and telephone number, including area code,
of agent for service)

with a copy to:
Peter H. Ehrenberg, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,876,238 shares (1)	$5.50	$10,319,309	$406

(1)	Plus such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions applicable to the assumed stock options and the anti-dilution provisions of the 2005 Equity Compensation Plan. The 1,876,238 shares consist of 276,238 shares subject to stock options assumed by the registrant upon consummation of the registrant’s acquisition of Hands On Video Relay Services, Inc. and 1,600,000 additional shares issuable pursuant to the registrant’s 2005 Equity Compensation Plan.
(2)	Pursuant to Rule 457(h)(1), the proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Capital Market on January 16, 2008.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, filed by GoAmerica, Inc. (the “Company”, “GoAmerica” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference:

        (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1 to such 10-K;

        (b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

        (c) the Company’s Current Reports on Form 8-K filed on August 2, 2007, August 7, 2007, September 18, 2007, October 11, 2007, October 18, 2007, October 22, 2007, October 31, 2007, December 13, 2007, January 2, 2008, January 10, 2008 and January 16, 2008;

        (d) the Company’s definitive proxy statement for its 2007 annual meeting of stockholders; and

        (e) the Company’s Registration Statement on Form 8-A filed on February 7, 2000.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        Article IX of our Bylaws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of GoAmerica or was or is serving at the request of GoAmerica as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the Bylaws is deemed to be a contract between GoAmerica and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. We have entered into indemnification agreements with our officers and directors confirming our indemnification obligations.

        Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. GoAmerica’s Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

        We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of GoAmerica (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        4.1 Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated January 16, 2008.

        4.2 By-laws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated January 16, 2008.

        5.1 Opinion of Lowenstein Sandler PC.

        23.1 Consent of WithumSmith + Brown, P.C.

        23.2 Consent of Lowenstein Sandler PC (included in Exhibit 5.1 to this Registration Statement).

        24.1 Power of Attorney.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on the 22nd day of January, 2008.

GOAMERICA, INC.

By:	/s/ Daniel R. Luis Daniel R. Luis President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 22nd day of January, 2008.

	Signatures	Title

	/s/ Aaron Dobrinsky* Aaron Dobrinsky	Chairman of the Board

	/s/ Daniel R. Luis Daniel R. Luis	Chief Executive Officer (Principal Executive Officer) and Director

	/s/ Donald. G. Barnhart* Donald G. Barnhart	Principal Financial and Accounting Officer

	Steven C. Chang	Director

	/s/ Behdad Egbhali* Behdad Eghbali	Director

	/s/ Steven Eskenazi* Steven Eskenazi	Director

	/s/ King Lee* King Lee	Director

	/s/ Bill M. McDonagh* Bill M. McDonagh	Director

	/s/ Edmond Routhier* Edmond Routhier	Director

*By:	/s/ Daniel R. Luis Daniel R. Luis Attorney-in-Fact